Exhibit (k)(11)

COMMITTED FACILITY AGREEMENT

BNP PARIBAS PRIME BROKERAGE, INC., ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES (“BNPP PB, Inc.”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the “U.S. PB Agreement”);

Whereas BNPP PB, Inc., Customer and State Street Bank and Trust Company have entered into the Special Custody and Pledge Agreement, dated as of the date hereof (the “Special Custody Agreement” and together with this Agreement and the U.S. PB Agreement, the “40 Act Financing Agreements”);

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)	Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“Borrowing” means a draw of cash financing by Customer from BNPP PB, Inc. pursuant to Section 2 of this Agreement.

(d)	“Closing Date” means May 16, 2013.

(e)	“Collateral Requirements” means margin requirements set forth in Appendix A attached hereto.

(f)	“Maximum Commitment Financing” means USD $125,000,000.

(g)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(h)	“Net Asset Value Floor” means, with respect to Customer, an amount equal to 50% of USD $550,000,000 (such 50% amount, the “Execution Date NAV Floor”); provided, however, that following the date hereof, the Net Asset Value Floor shall be the greater of (i) the Execution Date NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(i)	“Outstanding Debit Financing” means the aggregate cash borrowings under the 40 Act Financing Agreements. For the purposes of calculating such aggregate cash borrowings, if Customer holds debit cash balances in non-USD currencies, BNPP PB, Inc. will convert each of these balances into USD at prevailing market rates to determine Customer’s aggregate cash borrowings.

(j)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

Subject to the terms hereof, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements in an amount up to the relevant Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty.

On the Closing Date, subject to the terms hereof, BNPP PB, Inc. shall make funds available to Customer in an amount up to the Maximum Commitment Financing. Each subsequent Borrowing (not to exceed, in the aggregate with each other outstanding Borrowing, the Maximum Commitment Financing) shall be made on written notice (the “Borrow Request”), given by Customer to BNPP PB, Inc. not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) by Customer. Subject to Section 7, BNPP PB, Inc. shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing (provided that the Outstanding Debit Financing, taking into account the amount specified in the Borrow Request, does not exceed the Maximum Commitment Financing) payable to the account designated by the Customer in such Borrow Request.

3.	Repayment -

(a)	Upon the occurrence of a Facility Termination Event, an event described in Section 15(a) hereof, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB, Inc. in accordance with Section 1 of the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in Section 13(b) hereof.

4.	Prepayments -

Customer may, upon at least one Business Day’s notice to BNPP PB, Inc. stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer shall continue to be obligated to pay the Commitment Fee as set forth in Appendix B.

5.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount has been paid in full, at the rates specified in Appendix B attached hereto. Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance as additional cash borrowing by the Customer; provided that, notwithstanding such capitalization, the failure by Customer to pay such interest when due, shall be a failure of Customer to comply with an obligation under this Agreement.

6.	Scope of Committed Facility -

Subject to Section 7, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements in an aggregate amount up to the relevant Maximum Commitment Financing, and may not take any of the following actions except upon at least 90 calendar days’ prior notice (the “Facility Modification Notice”):

(a)	modify the method for calculating the Collateral Requirements;

(b)	recall or cause repayment of any cash loan under the 40 Act Financing Agreements;

(c)	modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)	modify any other fees specified in Appendix B attached hereto (the “Fees”), provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

(e)	terminate this Agreement or any of the 40 Act Financing Agreements.

7.	Conditions for Committed Facility -

The commitment as set forth in Sections 2 and 6 only applies so long as —

(a)	Customer satisfies the Collateral Requirements;

(b)	no Default or Facility Termination Event has occurred; and

(c)	there has not occurred any termination of this Agreement (including, without limitation, pursuant to Section 15).

8.	Commitment Fee -

Customer shall pay when due a Commitment Fee as set forth in Appendix B.

9.	Substitution -

(a)	After BNPP PB, Inc. sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may, subject to the Special Custody Agreement, purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB, Inc. may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)	Prior to BNPP PB, Inc. sending a Facility Modification Notice, Customer may, subject to the Special Custody Agreement, substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

10.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (i) on or before 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

11.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements.

12.	Financial Information -

(a)	Customer shall provide BNPP PB, Inc. with copies of —

i.	the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

ii.	the most recent monthly financial statement of Customer, including performance returns and Net Asset Value of Customer, as soon as available and in any event within 30 calendar days after the end of each month; and

iii.	a monthly statement of the leverage and asset coverage ratios of Customer as of the last day of each calendar month as soon as available and in any event within 15 calendar days after the end of each calendar month;

iv.	the estimated Net Asset Value statement of Customer within one (1) Business Day of request therefor by BNPP PB, Inc.

(b)	Customer shall provide BNPP PB, Inc. notice of any pending (i) redemption, (ii) cash distribution from a corporate action other than an ordinary coupon payment or dividend payment, or (iii) issuer call (each, a “Distribution Event”) with respect to any Positions (as defined in Appendix A attached hereto) promptly upon becoming aware of such Distribution Event (and, in any event, no less than fifteen (15) Business Days prior to the relevant record date for such Distribution Event).

13.	Termination -

(a)	Upon the occurrence of a Facility Termination Event, BNPP PB, Inc. shall have the right to terminate this Agreement, accelerate the maturity of any and all Borrowings to be immediately due and payable, modify the method for calculating the Collateral Requirements, and modify any interest rate spread, fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and/or take Default Action or any other action provided for under the 40 Act Financing Agreements.

(c)	Each of the following events constitutes a “Facility Termination Event”:

i.	the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract or agreement with a third party, where the aggregate principal amount of any such contract or agreement (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract or agreement) is not less than the lesser of (x) 3% of the Net Asset Value of Customer and (y) USD $10,000,000;

ii.	there occurs any change in BNPP PB, Inc.’s interpretation of any Applicable Law or the adoption of or any change in the same that, in the reasonable opinion of counsel to BNPP PB, Inc., has the effect with regard to BNPP PB, Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.);

iii.	(A) as of any day, the Net Asset Value of Customer has declined by thirty percent (30%) or more from the highest Net Asset Value of Customer in the preceding one-month period then ending; or (B) as of any day, the Net Asset Value of Customer has declined by forty percent (40%) or more from the highest Net Asset Value of Customer in the preceding three-month period then ending; or (C) as of any day, the Net Asset Value of Customer has declined by fifty percent (50%) or more from the highest Net Asset Value of Customer in the preceding 12-month period then ending; (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

iv.	the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB, Inc. in its sole discretion;

v.	Customer violates the leverage limitations under Section 18 of the 1940 Act and the interpretations thereof from the Securities and Exchange Commission and its staff;

vi.	the asset coverage for all borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) is not maintained in accordance with the provisions of the 1940 Act applicable to closed-end management investment companies, as may be amended from time to time by rule, regulation or order of the SEC;

vii.	The asset coverage ratio for all borrowings constituting ‘senior securities’ as calculated in accordance with Section 18(h) of the 1940 Act is not at least 300%;

viii.	Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed where such failure continues for five (5) Business Days after notice to Customer by BNPP PB, Inc.;

ix.	Customer is not classified as a “closed-end company” as defined in Section 5 of the 1940 Act;

x.	Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 1940 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that additional indebtedness (i) with State Street Bank and Trust Company (including any affiliates thereof) pursuant to any credit or lending agreement, or (ii) in connection with portfolio investments and investment techniques arising in the ordinary course of the Customer’s business to the extent that such indebtedness is permissible under the 1940 Act and consistent with the Customer’s Investment Objectives and Policies and Investment Strategies shall be permissible;

xi.	Customer changes its fundamental investment policies; or

xii.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer; provided, however, that pledges by Customer of assets (i) to State Street Bank and Trust Company (including any affiliates thereof) pursuant to any credit or lending agreement or (ii) in connection with portfolio investments and investment techniques arising in the ordinary course of the Customer’s business to the extent that such indebtedness is permissible under the 1940 Act and consistent with the Customer’s Investment Objectives and Policies and Investment Strategies shall be permissible.

(d)	Each of the following events constitutes a “Default” and shall be an “Event of Default” for purposes of the Account Agreement:

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10;

ii.	Customer fails to deliver its financial information within the time periods set forth in Section 12 and such failure is not remedied within (A) five (5) days for a failure under Sections 12(a)(i), 12(a)(ii), and 12(a)(iii), and (B) one (1) Business Day for a failure under Section 12(a)(iv);

iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreement (including under Section 11 herein) proves false or misleading when made or deemed made;

v.	Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements;

vi.	Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

vii.	the occurrence of a repudiation, material misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by, or with respect to, Customer under any contract or agreement with a BNPP Entity or affiliate of a BNPP Entity.

(e)	Customer shall have the right to terminate this Agreement upon 90 days’ prior notice.

14.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

15.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law (including, for the avoidance of doubt, any new or amended rules, requests, guidelines and directives promulgated in connection with current Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act) —

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB, Inc. may recall any outstanding cash loan under the 40 Act Financing Agreements;

iii.	BNPP PB, Inc. may modify the method for calculating the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action.

(b)	This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law (including, for the avoidance of doubt, any new or amended rules, requests, guidelines and directives promulgated in connection with current Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act).

16.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)	Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	Notwithstanding anything in any of the 40 Act Financing Agreements to the contrary, if any of the BNPP Entities (the “Assignor”) assigns its rights hereunder or any interest herein or under any other 40 Act Financing Agreement to any other person (such person, including any subsequent assignee, referred to herein as an “Assignee”), Customer shall in no event be required to pay to Assignee any additional amounts with respect to Taxes under any provision herein (or in any of the 40 Act Financing Agreements) in excess of the amounts Customer was required to pay with respect to payments made to Assignor prior to such assignment.

(e)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of May 16, 2013.

NEXPOINT CREDIT STRATEGIES FUND

By: /s/ Brian Mitts
Name: Brian Mitts
Title: Treasurer

BNP PARIBAS PRIME BROKERAGE, INC.
ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES

By: /s/ Rachael Masgnaux
Name: Raphael Masgnaux
Title: Managing Director

By: /s/ M. Andrews Yeo
Name: M. Andrews Yeo
Title: Chief Executive Officer

Execution copy

APPENDIX A — COLLATERAL REQUIREMENTS

THIS APPENDIX forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Nexpoint Credit Strategies Fund (“Customer”) (the “Committed Facility Agreement”).

1.	Collateral Requirements -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) shall be the greatest of:

(a)	the aggregate product of (x) the Collateral Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions;

(b)	the sum of the collateral requirements of such Positions as per Regulation T or Regulation X, as applicable, of the Board of Governors of the Federal Reserve System and Financial Industry Regulatory Authority Rule 4210(g) (as determined by BNPP PB, Inc.), as amended from time to time;

(c)	25% of the Portfolio Gross Market Value; or

(d)	the Issuer Concentration Floor.

2.	Eligible Securities

(a)	Positions in the following eligible equity and fixed income security types (“Eligible Securities”, which term shall exclude any securities described in Section 2(b)) are covered under the Committed Facility Agreement:

i.	USD common stock traded on the New York Stock Exchange, NASDAQ, NYSE Arca, and NYSE Amex Equities;

ii.	convertible and non-convertible corporate debt securities or preferred securities, provided such securities are issued by an issuer incorporated in the USA; or

iii.	Treasury Securities.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.	any security type not covered above, as determined by BNPP PB, Inc. in its sole discretion;

ii.	any short security position;

iii.	any security offered through a private placement or any restricted securities;

iv.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company;

v.	any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

vi.	any security where Customer or Customer’s Advisor (A) is an Affiliate of the Issuer of the relevant equity securities or (ii) beneficially owns more than 9% of either (a) the voting interests of the Issuer or (b) any voting class of equity securities of the Issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise). For the avoidance of doubt, for purposes of determining beneficial ownership, any convertible debt of preferred debt shall be treated as converted;

vii.	to the extent that the Gross Market Value of non-investment grade corporate debt securities and/or preferred securities (for the avoidance of doubt, unrated securities are considered to be non-investment grade) positions exceeds 35% of the Portfolio Gross Market Value, any non-investment grade corporate debt securities and preferred securities in excess of such 35%;

viii.	any security with a market capitalization of less than USD $300,000,000;

ix.	any Debt Security which trades below 40% of its nominal value;

x.	any Debt Security Position which has a Current Market Value that is greater than 10% of the Issue Size;

xi.	to the extent that the Gross Market Value of Positions in any industry sector (as defined by Bloomberg) exceeds 35% of the Portfolio Gross Market Value, any Positions in excess of such 35% (and BNPP PB, Inc. shall determine in its sole discretion which specific securities shall be considered to be in excess of such 35%);

xii.	to the extent that the Gross Market Value of all positions with a long-term debt rating CCC+ or below and CCC- or above by S&P or Caa1 or below and Caa3 or above, by Moody’s (excluding, for the avoidance of doubt, unrated securities), exceeds 15% of the Portfolio Gross Market Value, any Positions in excess of such 15% (and BNPP PB, Inc. shall determine in its sole discretion which specific securities shall be considered to be in excess of such 15%);

xiii.	any Positions with a long-term debt rating below CCC- by S&P or below Caa3 by Moody’s;

xiv.	any Positions with Days of Trading Volume equal to or greater than 4; and

xv.	any Positions with Equity Volatility equal to or greater than 100%

xvi.	any security for which, on the relevant date of determination, the record date in connection with a Distribution Event shall occur less than seven (7) calendar days after such date of determination.

3.	Equity Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Eligible Securities shall be:

i.	subject to paragraph ii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (I) the Equity Core Collateral Rate and (II) the sum of the Equity Liquidity Factor and the Equity Volatility Factor, or

ii.	100% if the product determined under paragraph (i) above is greater than 100%.

(a)	Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table.

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
2 to 4	1

(b)	Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table.

Equity Volatility	Equity Volatility Factor
Less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities and Treasury Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Debt Securities shall be equal to the Debt Core Collateral Rate.

(a)	Debt Core Collateral Rate.

The “Debt Core Collateral Rate” shall be (i) for Treasury Securities, 10%, and (ii) for all other Debt Securities, as determined pursuant to the following table, based on the credit rating of the Issuer, using the lower of the S&P or Moody’s long term debt rating as shown below; provided, that (A) if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used and (B) if there is no such rating, then the Debt Core Collateral Rate shall be 25%.

S& P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to BBB-	Aaa to Baa3	15%
BB+ to B-	Ba1 to B3	20%
CCC+ to CCC-	Caa1 to Caa3	30%

5.	Positions Outside the Scope of this Appendix -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BNPP PB, Inc. in its sole discretion.

6.	One-off Collateral Requirement -

From time to time BNPP PB, Inc., in its sole discretion, may agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position; provided that, for the avoidance of doubt, the commitment in Section 6(a) of the Committed Facility Agreement shall apply only with respect to the Collateral Requirements based upon the Collateral Percentage determined pursuant to Sections 3 and 4 hereof and BNPP PB, Inc. shall have the right at any time to increase the Collateral Requirement for such Position up to the Collateral Requirement that would be required as determined in accordance to Sections 3 and 4 hereof.

7.	Certain Definitions

(a)	“Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)	“Bloomberg” means the Bloomberg Professional service.

(c)	“Collateral Percentage” means the percentage as determined by BNPP PB, Inc. according to this Appendix A.

(d)	“Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of units of the relevant security and (ii) the price per unit of the relevant security (determined by BNPP PB, Inc.).

(e)	“Days of Trading Volume” means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP PB, Inc. in its sole discretion), as denominator.

(f)	“Debt Security” means convertible and non-convertible preferred securities and corporate debt securities.

(g)	“Equity Core Collateral Rate” means 15%.

(h)	“Equity Volatility” means with respect to an equity security, the 90-day historical volatility of such security as determined by BNPP PB, Inc. in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BNPP PB, Inc. in its sole discretion.

(i)	“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(j)	“Issuer” means, with respect to a Debt Security or equity security, the ultimate parent company or similar term as used by Bloomberg; provided that, if the relevant security was issued by a company or a subsidiary of a company that has issued common stock, the Issuer shall be deemed to be the entity that has issued common stock; provided further that, with respect to any exchange-traded funds, the Issuer of such securities shall be the index to which the relevant securities relate, if any.

(k)	“Issuer Concentration Floor” means, as of any day, the sum of (i) 150% of the Gross Market Value of the Positions with the largest Issuer Position Concentration and (ii) the Gross Market Value of the Positions with the second largest Issuer Position Concentration.

(l)	“Issuer Position Concentration” means with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the Gross Market Value of all Positions (whether debt or equity) issued by the same Issuer, as numerator and (ii) the Portfolio Gross Market Value, expressed as a percentage.

(m)	“Issue Size” means with respect to a Position in a Debt Security of an Issuer, the Current Market Value of all such Debt Securities issued by the Issuer and still outstanding.

(n)	“Moody’s” means Moody’s Investor Service, Inc.

(o)	“Portfolio Gross Market Value” means the Gross Market Value of all of the Positions that are Eligible Securities.

(p)	“Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

(q)	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

(r)	“Treasury Security” means any security that is a direct obligation of the United States Treasury. For the avoidance of doubt, neither Treasury Inflation-Protected Securities nor securities issued under the Separate Trading of Registered Interest and Principal of Securities program nor securities issued by any other United States government agency or government sponsored enterprise are herein considered Treasury Securities.

Execution copy

Appendix B

Pricing

NEXPOINT CREDIT STRATEGIES FUND

Financing Rate

Customer Debit Rate

1 Month LIBOR + 75 bps

ISO Code

USD

Commitment Fee

Customer shall pay a commitment fee (the “Commitment Fee”) to BNPP PB, Inc. equal to sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due. For purposes of this section, the “Daily Commitment Fee” on each day shall be the product of (a) the difference between (i) the Maximum Commitment Financing and (ii) the current Outstanding Debit Financing, (b) 1/360 and (c) 55 bps.